Exhibit 99.1

Independent Auditor’s Report

To the Board of Trustees

Physicians Realty Trust

We have audited the accompanying Combined Statement of Revenues and Certain Direct Operating Expenses of the Minneapolis Properties for the year ended December 31, 2014, and the related notes to the financial statement.

Management’s Responsibility for the Financial Statement

Management is responsible for the preparation and fair presentation of the financial statement in accordance with U.S. generally accepted accounting principles; this includes the design, implementation and maintenance of internal control relevant to the preparation and fair presentation of the financial statement that is free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on the financial statement based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require we plan and perform the audit to obtain reasonable assurance about whether the financial statement is free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statement. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statement, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statement in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statement.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the Combined Statement of Revenues and Certain Direct Operating Expenses referred to above presents fairly, in all material respects, the Revenues and Certain Direct Operating Expenses described in Note 1 to the financial statement of the Minneapolis Properties for the year ended December 31, 2014, in conformity with U.S. generally accepted accounting principles.

Basis of Accounting

As described in Note 1, the Combined Statement of Revenues and Certain Direct Operating Expenses has been prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission, and is not intended to be a complete presentation of the Minneapolis Properties’ revenues and expenses. Our opinion is not modified with respect to this matter.

/s/ Ernst & Young LLP

Chicago, Illinois

April 17, 2015

Minneapolis Properties

Combined Statement of Revenue and Certain Direct Operating Expenses

Year Ended December 31, 2014

Rental Revenue	$6,263,569
Expense recoveries	3,913,900
Total revenue	10,177,469
Operating Expenses	(4,346,144)
Revenues in Excess of Direct Operating Expenses	$5,831,325

See accompanying notes.

Minneapolis Properties

Notes to Combined Statement of Revenue and Certain Direct Operating Expenses

1. Business

On January 22, 2015, January 29, 2015, February 5, 2015 and February 17, 2015, Physicians Realty Trust (the “Company”) through subsidiaries of its operating partnership, Physicians Realty L.P. (the “Operating Partnership”), closed on an agreement to acquire a portfolio of 7 medical office facilities located in the Minneapolis-St. Paul Metropolitan area and one additional medical office facility located in Jamestown, North Dakota. (collectively the “Minneapolis Properties”) from multiple third party owners under common control.

The Minneapolis Properties are leased to tenants under separate long-term operating leases for each property, where the landlord is responsible for operating expenses and the tenants reimburse the landlord for their share of operating expenses.

The accompanying combined statement of revenues and certain direct operating expenses has been prepared in accordance with Regulation S-X promulgated under the Securities Act of 1933, as amended (“Rule 3-14”). Accordingly, the statements are not representative of the actual operations for the periods presented as revenues and certain direct operating expenses, which may not be directly attributable to the revenues and expenses expected to be incurred in the future operations of the properties, have been excluded. Such items include depreciation, amortization, interest expense, amortization of above and below market leases, and income taxes.

2. Summary of Significant Accounting Policies

Use of Estimates - Preparation of this financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that may affect the amounts reported in the financial statement and related notes. Actual results could differ from those estimates.

Revenue Recognition - The Tenant’s leases are accounted for as operating leases. Rental income is recognized on a monthly basis at the amounts due under the terms of each lease, adjusted to reflect a straight-line impact for specified increases in rent amounts, which are included in the leases.

3. Tenant Leases

The Company assumed all of the non-cancellable operating leases with the tenants that occupy the Minneapolis Properties. The leases are subject to fixed escalators over and through the end of the lease term. The leases have remaining lease terms from 2015 through 2034 and contain extension options as specified in the lease agreements.

Future minimum annual base rents, exclusive of operating expense reimbursements and extensions, to be collected under the leases as of December 31, 2014 are as follows:

Year Ending December 31	Amount
2015	$4,073,683
2016	4,133,620
2017	4,194,870
2018	4,121,336
2019	4,179,984
Thereafter	35,646,007
Total	$56,349,500

For the year ended December 31, 2014, two tenants represent approximately 27% of rental revenue.

4. Ground Leases

Two of the properties are subject to non-cancellable operating ground leases, which the Company assumed. One lease has fixed annual payments of $130,000 through the end of the lease term in 2055, with no extension options available. The second lease required a prepayment of annual rent at inception of the lease resulting in annual base rent expense of approximately $8,100. In addition, the property is required to pay the operating costs associated with the land (primarily real estate taxes) through the remaining lease term in 2091 and contains two, 10 year extension options. Total lease expenses incurred for the year ended December 31, 2014 totaled $215,205 and is included in operating expenses.

5. Subsequent Events

Subsequent events were evaluated through April 17, 2015, the date the financial statements were available to be issued.